EXHIBIT 16

                              ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of June 17, 2002, by and between CRT Corp., a Nevada
Corporation, ("Buyer") and INTERNET BUSINESS'S INTERNATIONAL, INC.,
(IBII) a Nevada Corporation, ("Seller").

                                     RECITALS

     A.  IBII owns all of the assets of Ace Optics, ("Asset").

     B. Seller desires to sell and transfer to Buyer and Buyer desires to purchase and acquire from Seller, all of the customer contracts and customer lists (by name, address, phone number, user name and passwords), Software, ASP, proprietary software, contracts pending and completed and the goodwill of Seller based on the upon the terms and subject to the conditions set forth in this Agreement.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Purchases and Sale. Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all the Assets upon the terms and subject to the conditions set forth in this Agreement.

     2. Purchase Price and Payment Terms. The purchase price for all the Assets is as follows, $2,000,000 worth of Companies restricted shares at closing by issuing 2,000,000 shares of pre reverse, CRT stock.

     3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

     3.1 Authority. Seller has the right, power and authority to enter into this Agreement and to perform all obligations required to be performed by it hereunder. Seller has the full power to transfer the Assets to Buyer without obtaining the consent or approval of any other person or governmental authority.

     3.2 Title to Assets. Seller is the owner, beneficially and of record, of all the Assets, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. Seller owns the name Ace Optics .com, which is duly registered with all appropriate agencies.

     3.4 Assignment Letter. Seller will prepare an assignment letter to be sent to the customers upon execution of this Agreement as required. Effective upon mailing of the notification letter, all payments received from any customer shall become the property of Buyer.

     3.5 Absence of Undisclosed Liabilities. Seller does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, or lawsuit, claim, or threatened lawsuit or threatened claim related to the assets and company contracts.

     3.6 Compliance with Laws. Seller has not received notice of any violation of any applicable federal, state or local statute, law or regulation of any kind or nature whatsoever, including, without limitation, any applicable building, zoning, environmental protection, health and safety, handicap access, or other law, ordinance or regulation, affecting its properties or the operation of its business and there are no such violations. Seller has all proper and valid licenses, permits and other governmental authorities necessary to conduct its business as now being conducted.

     3.7 Agreement Will Not Cause Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a breach of any term or provision of this Agreement; (b) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which it is bound; (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; or (d) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Seller.

     3.8 Full Disclosure. None of the warranties made by Seller on its own behalf, contain, or will contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made true and accurate in all material respects.

     4. Representation and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

     4.1 Authority. Buyer has the right, power and authority to enter into this Agreement and to perform all obligations required to be performed by it hereunder.

     4.2 Authorization. This agreement and all other agreements and documents executed and delivered by Buyer constitute valid and legally binding obligations of Buyer enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to availability of equitable remedies.

     5.  Closing. Buyer and Seller agree that the closing wherein
Buyer purchases the Assets from Seller shall occur on the date this Agreement is signed. The parties agree that Buyer shall take over all expenses and receive all income from the date of the closing.

     6. Survival of Warranties and Obligations. All representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the closing.

     7. Indemnification by Seller. IBII, hereby agrees to indemnify, defend, protect and hold Buyer, and/or its assigns, harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, Buyer may incur or suffer, which arise, result from or relate to any breach or failure by Seller to perform any of its representations, warranties, covenants or agreements in this Agreement. Seller further agrees to indemnify and hold Buyer and/or its assigns harmless from all liabilities not disclosed to the Buyer and accepted by the Buyer, and specifically, Buyer will not be responsible for any back taxes owed by Seller to any taxing authority.

     8. Attorneys' Fees and Litigation Costs. Each party shall be solely responsible for the costs and fees of its own attorneys in connection with the negotiation of this Agreement. If any suit, legal proceeding, arbitration or other action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in such proceeding or action, in addition to any other relief to which it may be entitled.

     9. Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     11. Counterparts Delivery by Facsimile Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Any party may deliver its signed counterpart of this Agreement to the other party by facsimile transmission, and such delivery shall be deemed made and completed upon receipt of such facsimile transmission by the other party. Any party delivering a signed counterpart by facsimile transmission agrees to promptly send the counterpart bearing its original signature to the other party; provided that a delay or failure to do so shall not negate the effectiveness of the delivery made by the facsimile transmission.

     12. Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous written or oral negotiations or agreements between them regarding the subject matter hereof. No addition, modification or amendment of or to any term or provision of this Agreement, or to this Agreement as a whole, shall be effective unless set forth in writing and signed by all the parties hereto.

     13. Consultation. Seller agrees to provide technical support during the transfer and for a period of ninety (90) days after the transfer when requested by Buyer.

     14. Cooperation. Seller agrees to cooperate with Buyer in signing all necessary governmental forms to accomplish the transfer of Ace Optics .com, as requested by Buyer.

     15. Representation by Counsel. Counsel has represented both Buyer and Seller at all times, such that the interpretation of this Agreement shall not be construed against the draftsman. Rather it is understood that both parties have had an equal role in drafting this Agreement.

SELLER                                   BUYER



/s/Albert Reda, CEO                      /s/Matt Sebal, President

INTERNET BUSINESS'S                      CRT CORP.
INTERNATIONAL, INC.